Exhibit 10.12

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT (this "Agreement") is made and entered into by and between Safety Components International, Inc., a Delaware corporation (the "Company"), and Robert A. Zummo ("Employee") and is dated as of the 19th day of April, 1999.

                              W I T N E S S E T H:

     WHEREAS, Employee has been employed by the Company as Chairman of the Board of Directors, President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of April 19, 1994 (the "Old Employment Agreement");

     WHEREAS, the Company recognizes Employee's substantial contribution to the growth and success of the Company and desires to assure the Company of the continued employment of Employee as the Chief Executive Officer of the Company, and Employee desires to continue such employment, upon the terms set forth in this Agreement;

     WHEREAS, the Company and the Executive have determined to terminate the Old Employment Agreement and enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company commencing as of April 11, 1999 (the "Effective Date"), for the Term (as defined below) in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

     2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) the fifth (5th) anniversary of the Effective Date and (b) the earlier termination of Employee pursuant to Section 7 of this Agreement (the "Term"), subject to the terms and conditions of this Agreement.

     3. Position, Duties, Responsibilities and Services.

          3.1 Position, Duties and Responsibilities. During the Term, Employee shall serve as the Chief Executive Officer of the Company and shall be responsible for the duties attendant to such offices, which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the Board of Directors of the Company (the "Board"). Additionally, the Company will nominate and recommend Employee for election to the Board for each fiscal year during the Term. Employee shall be subject to the supervision and control of the Board and the provisions of the By-Laws of the Company.

          3.2 Services to be Provided. During the Term, Employee shall (i) devote his working time, attention and energies to the affairs of the Company and its subsidiaries and divisions in a manner consistent with his past services to the Company (it being recognized that consistent with his past practices, Employee's services hereunder may be provided from any location, whether within or outside of the United States), (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by the Company's operational policies, procedures and practices as are from time to time in effect during the Term. Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees during this employment by the Company that he will not engage in any other business activity or have any business pursuits or interests, except activities or pursuits which the Board has determined, in its reasonable judgment, after notice by the Employee, do not conflict with the business of the Company and its affiliates or interfere with the performance by Employee of his duties hereunder. This Agreement shall not be construed as preventing Employee from serving as an outside director of any other company or from investing his assets in such form or manner as will not require a material amount of his time, in each case subject to the non-competition obligations contained in Section 9 below as such obligations are interpreted by the Board. It is understood and agreed that Employee's investment in and status as a chairman and director of Valentec International Limited shall be a permitted activity within the meaning of this section and that such position does not require Employee to engage in the day to day management activities with respect thereto.

     4. Compensation.

          4.1 Base Salary. Employee shall be paid a base salary ("Base Salary") at an annual rate of five hundred seventy-five thousand dollars ($575,000) per year, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary for each fiscal year during the Term shall be reviewed by the Compensation Committee of the Board (the "Committee") prior to the commencement of such fiscal year, with such reviews to commence for the fiscal year ending March 2001, and shall be subject to increase in the sole discretion of the Committee, taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index. Such increase shall be effective on April 1 of each year during the Term commencing in 2000.

          4.2 Bonus Compensation. Employee's bonus compensation ("Bonus Compensation") for the Company's fiscal year ended March 1999 shall be governed by the Old Employment Agreement. Employee's bonus compensation ("Bonus Compensation") for the Company's fiscal year ended March 2000 (the "2000 Fiscal Year") shall be governed as follows: (i) if the Company achieves 90% of the net income set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive Bonus Compensation equal to 25% of Employee's Base Salary for the 2000 Fiscal Year; and (ii) for each 1% of net income (over 90%) set forth in the approved business plan of the Company for the 2000 Fiscal Year, Employee will receive Bonus Compensation (in addition to the Bonus Compensation set forth in (i) above) equal to 2 1/2% of Employee's Base Salary for the 2000 Fiscal Year. Employee shall also be entitled to Bonus Compensation as set forth in the next succeeding sentence commencing with the Company's fiscal year ending March 2000 (the "2000 Fiscal Year"). Employee shall be entitled to Bonus Compensation for the fiscal years of the Term pursuant to the terms of the Senior Management Incentive Plan of the Company (the "SMIP Plan") or in accordance with a formula to be established by the Committee in advance of each such fiscal year. All issues of interpretation in connection with the calculation of the Bonus Compensation of Employee shall be resolved by the Committee in its reasonable discretion. The Company shall pay the Bonus Compensation to Employee for each fiscal year of the Term within (30) days of the completion by the Company's certified public accountants of their audit of the Company's financial statements for each such fiscal year or, if the employment of Employee shall have been terminated for any reason prior to such date, in accordance with Section 7 below.

          4.3 Stock Options; SARs.

               (a) The Committee may from time to time grant to Employee awards of stock options ("Stock Options") and/or stock appreciation rights ("SARs"). Grants of Stock Options and SARs to Employee shall be considered by the Committee on or before April 1 of each year during the Term, with such reviews to commence in 2000, and shall be subject to grant in the sole discretion of the committee, taking into account merit, corporate and individual performance and general business conditions. All such Stock Options shall be issued pursuant to, and in accordance with, the Company's 1994 Stock Option Plan, as amended (the "Stock Option Plan"), and all SARs shall be awarded pursuant to, and in accordance with, the Company's Stock Appreciation Rights Award Plan (the "SAR Plan").

               (b) Each Stock  Option shall be  exercisable  at a price equal to the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on the date of issuance of such Stock Option (or if such date is not a business day, than such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the Stock Option Plan and shall vest over a three-year period from the date of grant at a rate of 33 1/3% per year, commencing with the first anniversary of the date of grant. Employee's vested Stock Options shall be exercisable for a period of ten years from the date of issuance. Subject to Section 4.3(d) hereof, upon the termination of this Agreement other than in accordance with Section 7.3, any unvested Stock Options shall immediately vest, and Employee shall have until the earlier to occur of (i) the fifth anniversary of the termination of this Agreement and (ii) the expiration of the Stock Options in accordance with their terms and with the Stock Option Plan to exercise any vested Stock Options. Upon the termination of this Agreement in accordance with Section 7.3, any unvested Stock Options shall lapse, and Employee shall not have any right to exercise any vested Stock Options.

               (c) Each SAR shall be exercisable at a price equal to the Fair Market Value (as defined in the SAR Plan) of the common Stock on the date of issuance of such SAR (or if such date is not a business day, than such option shall b exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the SAR Plan. Employee's SARs shall have a term of three years from the date of issuance. Subject to Section 4.3(d) hereof and notwithstanding any provisions in the SAR Plan, upon the termination of this Agreement other than in accordance with Section 7.3, Employee shall have until the expiration of the SARs in accordance with their terms and with the SAR Plan to exercise any SARs granted hereunder. Upon the termination of this Agreement in accordance with Section 7.3, Employee shall not have any right to exercise any SARs granted hereunder.

               (d) Promptly after the date of this Agreement, the Board of Directors of the Company shall approve amendments to the Stock Option Plan and the SAR Plan in order that the grants and awards described in this Section 4.3 may be made and shall cause the Company to hold a stockholder meeting in order to approve, and shall recommend approval of, such amendments. The grants and awards described in this Section
          4.3 shall be made subject to stockholder approval of such amendments.

     5. Employee Benefits.

          5.1 Benefit Programs. During the Term, Employee shall be entitled to participate in and receive benefits generally made available now or hereafter to execute officers of the Company under all benefit programs, arrangements or prerequisites of the Company including, but not limited to, pension and other retirement plans, hospitalization, surgical, dental and major medical coverage and short and long term disability. Such programs shall be at least as favorable to Employee as those which are currently provided by the Company to its executive officers, except to the extent any such program is not available to the Company on commercially reasonable terms.

          5.2 Vacation. During the Term, Employee shall be entitled to such vacation with pay during each year of his employment hereunder consistent with his position as an executive officer of the Company, but in no event less than four (4) weeks vacation in any one calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Employee's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Except as expressly provided elsewhere in this Agreement, Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

          5.3 Life Insurance. Subject to the availability on commercially reasonable terms, during the Term, the Company shall maintain in effect and pay the premiums for a life insurance policy covering Employee in an amount equal to five million dollars ($5,000,000), the beneficiary of which shall be designated by Employee.

          5.4 Disability Insurance. Subject to the availability on commercially reasonable terms, during the Term, the Company shall maintain in effect and pay the premiums for a disability insurance policy (separate from any disability insurance policies referenced in Section 5.1 hereof) providing for a monthly payment to Employee in an amount not less than $14,600 per month.

          5.5 Car Allowance. During the Term, the Company shall pay Employee, on the first day of each month, a monthly automobile allowance of $1,500 per month to pay for the costs associated with Employee's local transportation expenses.

     6. Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses (other than automobile expenses) incurred by Employee in connection with the performance of his duties under this Agreement.

     7. Consequences of Termination of Employment.

          7.1 Death.  In the event of the death of  Employee  prior to the fifth
     (5th) anniversary of the Effective Date (the "Stated Term"), Employee's employment hereunder shall be terminated as of the date of his death and Employee's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the "Estate") shall be paid, in addition to any life insurance proceeds pursuant to Section 5.3 above, as follows:

               (a) within ten (10) days following Employee's termination, Employee's unpaid Base Salary through the month in which termination occurs;

               (b) within thirty (30) days of the completion by the Company's certified public accountants of their audit of the Company's financial statements for the fiscal year in which Employee's termination occurs, an amount equal to (i) the amount of Bonus Compensation, if any, that would have been payable to Employee with respect to the fiscal year in which termination occurred had Employee's termination not occurred, multiplied by (y) a fraction, the numerator of which is the number of days in such fiscal year which expired prior to Employee's termination and the denominator of which is 360;

               (c) within ten (10) days following Employee's termination, a cash payment equal to Employee's daily Base Salary (computed on a 360 day year) in effect at the time of termination, multiplied by the number of accrued and unused vacation days (based on twenty (20) vacation days per year) as of the date of termination;

               (d) within ten (10) days following Employee's termination, a cash payment equal to any accrued and unpaid expenses incurred by Employee as of the date of termination in accordance with Section 6 hereof;

               (e) within ten (10) days following Employee's termination, a cash payment equal to any accrued and unpaid benefits to which Employee may be entitled in accordance with Sections 5.1 or 5.5 hereof; and

               (f) Employee's unpaid Base Salary for the twelve (12) month period commencing on the first day of the calendar month following Employee's termination, such Base

          Salary to be paid as and when such Base Salary would have been paid had the employment of Employee continued through such period.

          The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans.

          7.2 Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Employee ten (10) days' prior written notice. If Employee's employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, including without limitation the disability insurance proceeds pursuant to Section
     5.4 above, Base Salary, benefits and Bonus Compensation on the same bases as are set forth in Sections 7.1(a), (b), (c), (d), (e) and (f) above.

          7.3 Termination of Employment of Employee by the Company for Cause. Nothing herein shall prevent the Company from terminating Employee's employment under this Agreement for Cause (as defined below). In the event Employee is terminated for Cause, Employee shall be paid Base Salary, benefits and Bonus Compensation on the same bases as are set forth in Sections 7.1(a), (d) and (e) above. The term "Cause" as used herein, shall mean (i) Employee's misappropriation of funds, embezzlement or fraud in the performance of his duties hereunder, (ii) the continued failure or refusal of Employee (following written notice thereof) to carry out in any material respect any reasonable request of the Board for the provision of services hereunder, (iii) the material breach of any material provision of this Agreement by Employee or (iv) the entering of a plea of guilty or nolo contendere to, or the conviction of Employee of, a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct.

     Termination of employment of Employee pursuant to this Section 7.3 shall be made by delivery to Employee of a letter from the Board generally setting forth a description of the conduct which provides the basis for a termination of employment of Employee for Cause; provided, however, that, prior to the termination of this Agreement for a basis set forth in Sections 7.3(ii) or 7.3(iii) above (which is capable of being cured), Employee shall be given notice of the basis for termination by the Company and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

          7.4 Termination of Employment Other than for Cause, Death or
     Disability.

               (a) Termination. This Agreement may be terminated (i) by the Company (in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by Employee at any time and for any reason or (iii) upon the expiration of the Stated Term.

               (b) Severance and Non-Competition Payments.

                    (1) If this Agreement is terminated by the Company, including by reason of a Constructive Termination (as defined below), other than as a result of death or disability of Employee or for Cause (and other than in connection with a change in control (as defined below) of the Company), the Company shall pay Employee a severance and noncompetition payment, as follows:

                         (i)   within   ten  (10)  days   following   Employee's
                    termination, Employee's unpaid Base Salary through the month in which termination occurs;

                         (ii) within ten (10) days following Employee's termination, a cash payment equal to Employee's daily Base Salary (computed on a 360 day year) in effect at the time of termination, multiplied by the number of accrued and unused vacation days as of the date of termination;

                         (iii) within ten (10) days following Employee's termination, a cash payment equal to any accrued and unpaid expenses incurred by Employee as of the date of termination in accordance with Section 6 hereof;

                         (iv) within ten (10) days following Employee's termination, a cash payment equal to any accrued and unpaid benefits to which Employee may be entitled in accordance with Sections 5.1 or 5.5 hereof;

                         (v) in Employee's  sole  discretion,  either within ten
                    (10) days following Employee's termination or in equal monthly installments commencing on the first day of the month following termination and continuing for the remainder of the Stated Term, Employee's unpaid Base Salary for the period commencing on the first day of the calendar month following Employee's termination and extending for the remainder of the Stated Term; and

                         (vi) in Employee's sole  discretion,  either within ten
                    (10)  days  following  Employee's  termination  or in  equal monthly installments commencing on the first day of the month following termination and continuing for the remainder of the Stated Term, an amount equal to the Bonus Compensation earned by Employee in respect of the last full fiscal year immediately preceding the year of termination, multiplied by the number of fiscal year ends remaining in the Stated Term;

provided; however, that a termination during the last twelve (12) months of the Stated Term shall be governed by Subsection 7.4(b)(5) below.

                    (2) For purposes of this Agreement, a "change in control" of the Company means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Rules and Regulations")) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section13(d)(3) of the Rules and Regulations) (other than Employee, a member of this immediate family, a trust or similar estate planning vehicle established by Employee, or an entity in which Employee owns, directly or indirectly, a majority of the equity securities or voting rights), of any securities of the Company such that, as a result of such acquisition, such person, entity or group either (A) beneficially owns (within the meaning of Rule 13d-3 of the Rules and Regulations), directly or indirectly, more than 30% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board of (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) a change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors (as defined below); or (iii) the closing date of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the closing date of the sale or disposition by the Company (if consummated in more than one transaction, the initial closing date) of all or substantially all of the Company's assets, following shareholder approval of such sale or disposition. For purposes of this Agreement, a "Continuing Director" means members of the Board on the date of this Agreement (including directors appointed pursuant to the Brera Transaction (as defined below)) or persons nominated for election or elected to the Board with the affirmative vote of the continuing directors who were members of the Board at the time of such nomination or election. In addition, the convertible preferred stock transaction described in the Investment Agreement between the Company and Brera Capital Partners, LLC ("Brera") or any subsequent acquisition of securities of the Company by Brera or its affiliates (the "Brera Transaction"), through an acquisition, merger, consolidation or otherwise, shall not be deemed to be a change in control.

                    (3)  For  purposes  of  this   Agreement,   a  "Constructive
               Termination" shall be deemed to have occurred upon (i) the removal of Employee as the Chief Executive Officer of the Company, (ii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions or (iii) the material breach by the Company of this Agreement if, in any such case, Employee does not agree to such change and elects to terminate his employment. A termination by reason of a Constructive Termination shall be made by delivery by Employee of a letter to the Board; provided, however, that, prior to the termination of this Agreement for a basis set forth in this Subsection 7.4(b)(3) (which is capable of being cured), the Board shall be given notice of the basis for termination by Employee and a reasonable opportunity (not less than thirty (30) days) to cure such breach.

                    (4) In the event that  Employee's  employment  is terminated for any reason (other than for Cause, death or disability) by Employee or the Company within the twelve (12) month period following a change in control of the Company, the Company shall pay Employee a severance and non-competition payment equal to (i) Base Salary and benefits on the same bases as are set forth in Sections 7.4(b)(1)(i), (ii), (iii) and (iv) above plus (ii) the greater of (A) two (2) times the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of termination and (B) Base Salary and Bonus
               Compensation on the same bases as are set forth in Section 7.4(b)(1)(v) and (vi) above. Such severance and non-competition payment shall be payable in a lump sum on the first day of the month following the termination.

                    (5) If this  Agreement is not renewed beyond the Stated Term for at least one year on substantially similar terms by the parties hereto or if this Agreement is terminated by the Company (other than as a result of death or disability of Employee or for Cause and other than in connection with a change in control), including by reason of a Constructive Termination, in accordance with this Section 7 during the last twelve (12) months of the Stated Term, the Company shall pay Employee a severance and noncompetition payment equal to (i) Base Salary, benefits and Bonus Compensation on the same bases as are set forth in Sections 7.1(a), (b), (d) and (e) above plus (ii) the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following termination. Notwithstanding and in place of the severance and noncompetition payment described in the immediately preceding sentence, if this Agreement is not renewed beyond the Stated Term, Employee ceases employment with the Company after the Stated Term and a change in control of the Company occurs within twelve (12) months after the date of nonrenewal, the Company shall pay Employee a severance and non-competition payment equal to (x) two (2) times the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of nonrenewal, less (y) the amount paid to Employee under clause (ii) above. Such severance and non-competition payment shall be payable in a lump sum on the first day of the month following the change in control.

                    (6) If Employee terminates his employment  voluntarily prior to the expiration of the Stated Term, Employee shall be paid Base Salary, benefits and Bonus Compensation on the same bases as are set forth in Sections 7.1(a), (d) and (e) above.

                    (7) Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise.

     8. Confidential Information.

          8.1 Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the

     Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

          8.2 Employee and the Company agree that the covenant regarding confidential information contained in this Section 8 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Employee agrees that any breach of the covenant contained in this Section 8 would be irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

          8.3 The provisions of this Section 8 shall extend for the Term and shall survive the termination of this Agreement for the greater of (x) the period in which severance and non-competition payments are made pursuant to this Agreement or (y) two years from the date this Agreement is terminated.

     9. Non-Competition; Non-Solicitation.

          9.1 Employee agrees that, during the Non-Competition Period (as defined in Section 9.4 below), without the prior written consent of the
     Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than five percent (5%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which now, or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company which was communicated to Employee to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

          9.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been employed by the Company at any time during the six
     (6) month period immediately preceding such date of hiring or solicitation.

          9.3   Employee   and  the  Company   agree  that  the   covenants   of
     non-competition and non-solicitation contained in this Section 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained in this Section 9 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 9.

          9.4 The  provisions  of this  Section 9 shall  extend for the Term and survive the termination of this Agreement for (i) two (2) years from the date of such termination in the event that Employee terminates this
     Agreement (other than by reason of a Constructive Termination) or if Employee is terminated by the Company for Cause and (ii) one (1) year from the date of such termination in the event that Employee is terminated by the Company without Cause (including by reason of a Constructive Termination) (herein referred to as the "Non-Competition Period").

     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission or overnight courier. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier) or one day after deposit with an overnight courier, as follows:

To the Company:   Safety Components International, Inc.
                  2160 North Central Road
                  Fort Lee, New Jersey  07024
                  Telephone:  201-592-0008
                  Telecopy:  201-592-7501
                  Attention:  Chairman of the Board of Directors and to each member of the Compensation Committee of the Board of Directors

To Employee:      Robert A. Zummo
                  9963 North 79th Place
                  Scottsdale, Arizona  85258
                  Telephone:
                  Telecopy:

     11. Entire Agreement. This Agreement, the Old Employment Agreement (until April 1, 1999 only), the SMIP Plan, the Stock Option Plan and the SAR Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supercede all prior agreements or understandings among the parties related to such matters (including without limitation the Old Employment Agreement from and after April 1, 1999).

     12. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or capital stock of the Company.

     13. No Assignment. Except as contemplated by Section 12 above, this Agreement shall not be assignable or otherwise transferable by either party.

     14. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     15. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.

     16. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

     17. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

     18. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

     19. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                     SAFETY COMPONENTS INTERNATIONAL, INC.


                                     By: /s/
                                         ------------------------------------
                                         Name: Jeffrey J. Kaplan
                                         Title:  Executive Vice President and
                                                 Chief Financial Officer

                                      /s/
                                     ----------------------------------------
                                     Robert A. Zummo